Exhibit 4.4

             CONVERTIBLE DEBENTURES AND WARRANTS PURCHASE AGREEMENT

                                     BETWEEN

                              DETOUR MAGAZINE, INC.

                                       AND

                         THE INVESTORS SIGNATORY HERETO

         CONVERTIBLE DEBENTURES AND WARRANTS PURCHASE AGREEMENT dated as of December 28, 2000 (the "Agreement"), between the Investors signatory hereto (each an "Investor" and together the "Investors"), and Detour Magazine, Inc., a corporation organized and existing under the laws of the State of Colorado (the "Company").

         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investors, and the Investors shall purchase in the aggregate (i) $340,000 principal amount of Convertible Debentures (as defined below) and (ii) Warrants (as defined below) to purchase shares of the Common Stock (as defined below); and

         WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)") and/or 4(6) of the United States Securities Act of 1933, as amended (the "Securities Act") and/or Regulation D ("Regulation D") and/or Regulation S and the other rules and regulations promulgated thereunder, and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in securities to be made hereunder.

          NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.1. "Applicable State Securities Laws" shall mean the securities laws of the State of Colorado and the State of California.

         Section 1.2. "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

         Section 1.3. "Capital Shares Equivalents" shall mean any securities, rights, or obligations that are convertible into or exchangeable for or give any right to subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities.

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         Section 1.4. "Closing" shall mean the closing of the purchase and sale of the Convertible Debentures pursuant to Section 2.1.

         Section 1.5. "Closing Date" shall mean the date on which all conditions to the Closing have been satisfied (as defined in Section 2.1 (b) hereto) and the Closing shall have occurred.

         Section 1.6. "Common Stock" shall mean the Company's common stock, $0.01 par value per share.

         Section 1.7. "Conversion Price" on any given date shall mean the lesser of: (i) $0.27 per share or (ii) 75% of the average of the three (3) lowest closing bid prices out of the twenty-two (22) Trading Days immediately preceding the date in question on the Principal Market, or, only if the stock is not listed on the Principal Market, at each Investor's option, on the pink sheets or any other trading market (as reported by Bloomberg L.P.) of the Common Stock on the Trading Day immediately prior to the date for which the Market Price is to be determined.

         Section 1.8. "Conversion Shares" shall mean the shares of Common Stock issuable upon conversion of the Convertible Debenture.

         Section 1.9. "Convertible Debenture(s)" shall mean the $340,000 principal amount of 6% Convertible Debentures due December 31, 2001, in the form of Exhibit A hereto.

         Section 1.10. "Damages" shall mean any loss, claim, damage, judgment, penalty, deficiency, liability, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements and reasonable costs and expenses of expert witnesses and investigation).

         Section 1.11. "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the Registrable Securities as set forth in the Registration Rights Agreement.

         Section 1.12. "Escrow Agent" shall have the meaning set forth in the Escrow Agreement.

         Section 1.13. "Escrow Agreement" shall mean the Escrow Agreement in substantially the form of Exhibit C hereto executed and delivered contemporaneously with this Agreement.

         Section 1.14. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         Section 1.15. "Legend" shall mean the legend set forth in Section 9.1.

         Section 1.16. "Market Price" on any given date shall mean $0.27 per share.

         Section 1.17. "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects, stock price or financial condition of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement, the Registration

Rights Agreement, the Convertible Debentures, the Warrants or the Escrow Agreement in any material respect.

         Section 1.18. "Outstanding" when used with reference to shares of Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

         Section 1.19. "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         Section 1.20. "Principal Market" shall mean the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market, the NASDAQ Small-Cap Market or the OTC Bulletin Board, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

         Section 1.21. "Purchase Price" shall mean the aggregate principal amount of the Convertible Debentures.

         Section 1.22. "Registrable Securities" shall mean the Conversion Shares and the Warrant Shares until (i)the Registration Statement has been declared effective by the SEC, and such Conversion Shares and Warrants have been disposed of pursuant to the Registration Statement, (ii) such Conversion Shares and Warrant Shares have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") are met, (iii) such Conversion Shares have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (iv) such time as, in the opinion of counsel to the Company, such Conversion Shares and Warrant Shares may be sold without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.

         Section 1.23. "Registration Rights Agreement" shall mean the agreement regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and the Investors as of the Closing Date in the form annexed hereto as Exhibit B.

         Section 1.24. "Registration Statement" shall mean a registration statement on Form SB-2 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale by the Investors of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement, the Registration Rights Agreement and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

         Section 1.25. "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

         Section 1.26. "Regulation S" shall have the meaning set forth in the recitals of this Agreement.

         Section 1.27. "SEC" shall mean the Securities and Exchange Commission.

         Section 1.28. "SEC Documents" means the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999, and each report, proxy statement or registration statement tiled by the Company with the SEC pursuant to the Exchange Act or the Securities Act since the filing of such Annual Report through the date hereof.

         Section 1.29. "Section 4(2)" and "Section 4(6)" shall have the meanings set forth in the recitals of this Agreement.

         Section 1.30. "Securities" shall mean the Convertible Debentures, the Conversion Shares, the Warrants and the Warrant Shares.

         Section 1.31. "Securities Act" shall have the meaning set forth in the recitals of this Agreement.

         Section 1.32. "Shares" shall have the meaning set forth in Section
1.16.

         Section 1.33. "Trading Day" shall mean any day during which the Principal Market shall be open for business.

         Section 1.34. "Warrants" shall mean the Warrants substantially in the form of Exhibit B to be issued to the Lenders hereunder.

         Section 1.35. "Warrant Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to exercise of the Warrants.

                                   ARTICLE II

            PURCHASE AND SALE OF CONVERTIBLE DEBENTURES AND WARRANTS

         Section 2.1. Investment.

                  (i) Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Investors, severally and not jointly, agree to purchase Convertible Debentures together with the Warrants at the Purchase Price on the Closing Date. Upon execution and delivery of this Agreement, the Investors shall purchase, in the aggregate, the principal amount of $340,000 of Convertible Debentures. Each Investor shall deliver to the Escrow Agent immediately available funds in their proportionate amount of the Purchase Price as set forth on the signature pages hereto, and the Company shall deliver the Convertible Debenture certificates and the Warrants to the Escrow Agent, in each case to be held by the Escrow Agent pursuant to the Escrow Agreement. Upon satisfaction of the conditions set forth in Section 2.1(b), the Closing shall occur at the offices of the Escrow Agent at which the Escrow Agent (x) shall release the Convertible Debentures and the Warrants to the Investors and (y) shall release the Purchase Price (after all fees have been paid as set forth in the Escrow Agreement), pursuant to the terms of the Escrow Agreement.

         (a) The Closing is subject to the satisfaction or waiver by the party to be benefited thereby of the following conditions:

                  (i) acceptance and execution by the Company and by the Investors, of this Agreement and all Exhibits hereto;

                  (ii) delivery into escrow by each Investor of immediately available funds in the amount of the Purchase Price of the Convertible Debentures and the Warrants purchased at the Closing, as more fully set forth in the Escrow Agreement;

                  (iii) all representations and warranties of the Investors contained herein shall remain true and correct as of the Closing Date (as a condition to the Company's obligations);

                  (iv) all representations and warranties of the Company contained herein shall remain true and correct as of the Closing Date (as a condition to the Investors' obligations);

                  (v) the Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Convertible Debentures and the Warrants, or shall have the availability of exemptions therefrom;

                  (vi) the sale and issuance of the Convertible Debentures and the Warrants hereunder, and the proposed issuance by the Company to the Investors of the Common Stock underlying the Convertible Debentures and the Warrants upon the conversion or exercise thereof shall be legally permitted by all laws and regulations to which the Investors and the Company are subject and there shall be no ruling, judgment or writ of any court prohibiting the transactions contemplated by this Agreement;

                  (vii) delivery of the original fully executed Convertible Debenture certificates and the Warrants to the Escrow Agent;

                  (viii) delivery to the Escrow Agent of an opinion of Andrew I. Telsey, P.C., counsels to the Company, in the form of Exhibit D hereto;

                  (ix) delivery to the Escrow Agent of the Irrevocable Instructions to Transfer Agent in the form attached hereto as Exhibit E; and delivery to the Escrow Agent of the Registration Rights Agreement.

         Section 2.2. The Warrants. For the $340,000 principal amount of Convertible Debentures purchased by the Investors, in the aggregate, pursuant to this Agreement, the Company shall issue, at the Closing, two hundred fifty thousand (1,259,260) Warrants to the Investors, pro rata among all the Investors in proportion to their respective initial purchases of the Convertible Debentures pursuant to this Agreement. The Warrants issued to each Investor shall have an exercise price of 110% of the closing bid price on the Trading Day immediately preceding the Closing Date. The Warrants shall have a term of five
(5) years.

         Section 2.3. Liquidated Damages. The parties hereto acknowledge and agree that the sum payable pursuant to the Registration Rights Agreement for late registration and the sum payable pursuant to the Convertible Debentures for late delivery of Common Stock certificates shall constitute liquidated damages and not penalties. The parties further acknowledge that (a) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (b) the amount specified in such provisions bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Investors in connection with the failure of the Company to timely cause the registration of the Registrable Securities or to deliver stock certificates upon any conversion, and (c) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

         Each Investor, severally and not jointly, represents and warrants to the Company that:

         Section 3.1. Intent. The Investor is entering into this Agreement for its own account and not with a view to or for sale in connection with any distribution of the Securities. The Investor has no present arrangement (whether or not legally binding) at any time to sell the Convertible Debenture, the Warrants or any Conversion Shares or Warrant Shares to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold such securities for any minimum or other specific term and reserves the right to dispose of the Conversion Shares and Warrant Shares at any time in accordance with federal and state securities laws applicable to such disposition.

         Section 3.2. Sophisticated Investor. The Investor is a non-United States Person (as defined in Regulation S, and is not acquiring the Securities for the account of a U. S. Person) and a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such knowledge and experience in business and financial matters that it has the capacity to protect its own interests in connection with this transaction and is capable of evaluating the merits and risks of an investment in the Convertible Debenture, the Warrants and the underlying Common Stock. The Investor has been represented by counsel of its choice. The Investor acknowledges that an investment in the Convertible Debenture, the Warrants and the underlying Common Stock is speculative and involves a high degree of risk.

         Section 3.3. Authority. This Agreement and each agreement attached as an Exhibit hereto which is required to be executed by Investor has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         Section 3.4. Not an Affiliate. The Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

         Section 3.5. Absence of Conflicts. The execution and delivery of this Agreement and each agreement which is attached as an Exhibit hereto and executed by the Investor in connection herewith, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof by the Investor, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor or (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound; (b) conflict with or constitute a material default thereunder; (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party; or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

         Section 3.6. Disclosure; Access to Information. The Investor has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Securities and has received all reports, documents, records, books and other publicly available information required to be filed by the Company pursuant to the Exchange Act and pertaining to Investor's investment in the Company that have been requested by the Investor. The Company is subject to the periodic reporting requirements of the Exchange Act, and the Investor has reviewed copies of all SEC Documents deemed relevant by Investor. The Investor has had the opportunity to obtain any additional in. formation which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in accordance with this Section 3.6.

         Section 3.7. Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising and the investor was outside the United States both at the time it received the offer to sell the Securities and at the time the Investor purchased the Securities.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Investors that, except as set forth on the SEC Documents or on the Disclosure Schedule prepared by the Company and attached hereto:

         Section 4.1. Organization of the Company. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Colorado and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries and does not own more that fifty percent (50%) of or control any other business entity except as set forth in the SEC Documents. The Company is duly qualified and is in good standing as a foreign corporation to do business in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

         Section 4.2. Authority. (i) The Company has the requisite corporate power and corporate authority to conduct its business as now conducted, to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Warrants and to issue the Convertible Debentures and the Conversion Shares, the Warrants and the Warrant Shares pursuant to their respective terms, (ii) the execution, issuance and delivery of this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Convertible Debentures, the Convertible Debentures and the Warrants by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Warrants and the Convertible Debentures have been duly executed and delivered by the Company and at the Closing shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company has duly and validly authorized and reserved for issuance shares of Common Stock sufficient in number for the conversion of the Convertible Debentures. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of the Conversion Shares. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Convertible Debentures and Warrant shares upon exercise of the Warrants in accordance with this Agreement and the Convertible Debentures is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. ss. 101 et seq. (the "Bankruptcy Code"). The Company shall not seek judicial relief from its obligations hereunder except pursuant to the Bankruptcy Code. In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss. 362 in respect of the conversion of the Convertible Debentures and the exercise of the Warrants. The Company agrees, without cost or expense to the Investors, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. ss. 362.

         Section 4.3. Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.001 par value per share, of which 23,914,765 shares are issued and outstanding and 10,000,000 shares of preferred stock par value $0.01, of which none are issued and outstanding. Other than options and warrants to purchase [________] shares of Common Stock, and except as set forth on Schedule 4.3 of the Disclosure Schedule, there are no outstanding Capital Shares Equivalents nor any agreements or understandings pursuant to which any Capital Shares Equivalents may become outstanding. Except as set forth on Schedule 4.3 of the Disclosure Schedule, the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and have been issued pursuant to valid exemptions from registration under the Securities Act and all applicable state "blue sky" laws.

         Section 4.4. Common Stock. The Company has registered its Common Stock pursuant to Section 12(b) or (g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and the Company is in compliance with all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on, a Principal Market. As of the date hereof, the Principal Market is the OTC Bulletin Board and the Company has not received any pending notice regarding, and to its knowledge there is no threat, of the termination or discontinuance of the eligibility of the Common Stock for such listing that would have a material adverse effect on the Company.

         Section 4.5. SEC Documents. The Company has made available to the Investors true and complete copies of the SEC Documents. The Company has not provided to the Investors any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto at the time of such inclusion. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments). As of the date hereof, neither the Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the financial statements or in the notes thereto in accordance with GAAP, which was not fully reflected in, reserved against or otherwise described in the financial statements or the notes thereto included in the SEC Documents or was not incurred in the ordinary course of business consistent with the Company's past practices since the last date of such financial statements.

         Section 4.6. Exemption from Registration; Valid Issuances. Subject to the accuracy of the Investors' representations in Article III, the sale of the Convertible Debentures and the Conversion Shares, the Warrants and Warrant Shares will not require registration under the Securities Act and/or California Law. When issued and paid for in accordance with the Warrants and validly converted in accordance with the terms of the Convertible Debentures, the Conversion Shares and Warrant Shares will be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Convertible Debentures, the Conversion Shares, the Warrants or the Warrant Shares pursuant to, nor the Company's performance of its obligations under, this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Convertible Debentures or the Warrants will (i) result in the creation or imposition by the Company of any liens, charges, claims or other encumbrances upon the Convertible Debentures or the Conversion Shares, the Warrants or the Warrant Shares or, except as contemplated herein, any of the assets of the Company, or (ii) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe for or acquire the Capital Shares or other securities of the Company. The ownership of Convertible Debentures, the Conversion Shares, the Warrants and the Warrant Shares, shall not subject the Investors to personal liability to the Company or its creditors by reason of the possession thereof.

         Section 4.7. No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates nor, to the knowledge of the Company, any person acting on its or their behalf(i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to the sale of the Convertible Debentures, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Convertible Debentures or the Conversion Shares, the Warrants or the Warrant Shares, under the Securities Act.

         Section 4.8. No Conflicts. Except as set forth on Schedule 4.8, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of and payment of interest upon the Convertible Debentures, the Conversion Shares, the Warrants or the Warrant Shares, do not and will not (i) result in a violation of the Company's Articles of Incorporation or By-Laws or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument, or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (but not including any federal and state securities laws other than the Applicable State Securities
Laws) applicable to the Company or by which any material property or asset of the Company is bound or affected, nor is the Company otherwise in violation of, conflict with or default under any of the foregoing (except in each case for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not have, individually or in the aggregate, a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate would not have a Material Adverse Effect. The Company is not required under any Federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Convertible Debentures or the Warrants in accordance with the terms hereof (other than any SEC or state securities filings that may be required to be made by the Company subsequent to Closing, any registration statement that may be tiled pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein.

         Section 4.9. No Material Adverse Change. Except as disclosed in the SEC Documents, since September 30, 2000, no Material Adverse Effect has occurred or exists with respect to the Company. No material supplier has given notice, oral or written, that it intends to cease or reduce the volume of its business with the Company from historical levels.

         Section 4.10. No Undisclosed Events or Circumstances. Since September 30, 2000 to the date hereof, no event or circumstance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investors.

         Section 4.11. No Integrated Offering. Other than pursuant to an effective registration statement under the Securities Act, or pursuant to the issuance or exercise of employee stock options, or pursuant to its discussion with the Investors in connection with the transactions contemplated hereby, the Company has not issued, offered or sold the Convertible Debentures or any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Convertible Debentures or Common Stock, or any securities convertible into a exchangeable or exercisable for the Convertible Debentures or Common Stock, the Warrants or any such other securities)within the six-month period next preceding the date hereof, and the Company shall not permit any of its directors, officers or affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any Person of the Convertible Debentures or shares of Common Stock), so as to make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to Investors of the Convertible Debentures (and the Conversion Shares, the Warrants or the Warrant Shares) as contemplated by this Agreement.

         Section 4.12. Litigation and Other Proceedings. Except as disclosed in the SEC Documents, there are no lawsuits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any subsidiary, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which could result in a Material Adverse Effect.

         Section 4.13. No Misleading or Untrue Communication. The Company and, to the knowledge of the Company, any person representing the Company, or any other person selling or offering to sell the Convertible Debentures or the Warrants in connection with the transaction contemplated by this Agreement, have not made, at any time, any oral communication in connection with the offer or sale of the same which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

         Section 4.14. Material Non-Public Information. The Company has not disclosed to the Investors any material non-public information that (i) if disclosed, would reasonably be expected to have a material effect on the price of the Common Stock or (ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

         Section 4.15. Insurance. The Company and each subsidiary maintains property and casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards and the Company's historical claims experience. The Company has not received notice from, and has no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

         Section 4.16. Tax Matters.

         (a) Except as set forth on Schedule 4.15 of the Disclosure Schedule and except when the failure to do so has not resulted and will not result in a Material Adverse Effect, the Company and each subsidiary have filed all Tax Returns which it is required to file under applicable laws; all such Tax Returns are true and accurate and have been prepared in compliance with all applicable laws; the Company has paid all Taxes due and owing by it or any subsidiary (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 1999, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

         (b) No claim has been made by a taxing authority in a jurisdiction where the Company does not tile tax returns that the Company or any subsidiary is or may be subject to taxation by that jurisdiction that has resulted or could result in a Material Adverse Effect. There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company or any subsidiary; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company or any subsidiary from any foreign, federal, state or local taxing authority. There are no material unresolved questions or claims concerning the Company's Tax liability. The Company (A) has not executed or entered into a closing agreement pursuant to ss.

7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (B) has not agreed to or is required to make any adjustments pursuant to ss. 481 (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding corporation within the meaning of ss. 897(c)(2) of the Internal Revenue Code during the applicable period specified in ss. 897(c)(l)(A)(ii) of the Internal Revenue Code.

         (c) The Company has not made an election under ss. 341(f) of the Internal Revenue Code. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (A) Treas. Reg. 6 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise. The Company is not a party to any tax sharing agreement. The Company has not made any payments, is not obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under ss. 280G of the Internal Revenue Code.

(d)      For purposes of this Section 4.16:

         "IRS" means the United States Internal Revenue Service.

         "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

         "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

         Section 4.17. Property. As of the date hereof, except as set forth in the Schedule 4.16 of the Disclosure Schedule, neither the Company nor any of its subsidiaries owns any real property. Each of the Company and its subsidiaries has good and marketable title to all personal property owned by it, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and to the Company's knowledge any real property and buildings held under lease by the Company as tenant are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and intended to be made of such property and buildings by the Company. The Company's present facilities are adequate for the Company's reasonably foreseeable needs.

         Section 4.18. Intellectual Property. Each of the Company and its subsidiaries owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles") necessary for the conduct of its business as now being conducted. To the Company's knowledge, except as disclosed in the SEC Documents, neither the Company nor any of its subsidiaries is infringing upon or in conflict with any right of any other person with respect to any Intangibles. Except as disclosed in the SEC Documents and that has resulted or could result in a Material Adverse Effect, no adverse claims have been asserted by any person to the ownership or use of any Intangibles and the Company has no knowledge of any basis for such claim that has resulted or could result in a Material Adverse Effect.

         Section 4.19. Internal Controls and Procedures. Except in regard to transactions or events on which the failure to maintain books, records or internal accounting controls, has not resulted and will not result in a Material Adverse Effect, the Company maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are executed with management's authorization; (ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company's consolidated assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U. S. generally accepted accounting principles.

         Section 4.20. Payments and Contributions. Neither the Company, any subsidiary, nor any of its directors, officers or, to its knowledge, other employees has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person with respect to Company matters; in each case that has resulted or could result in a Material Adverse Effect.

         Section 4.21. Permits and Licenses. The Company holds all necessary permits and licenses to conduct its business as presently conducted. All of such permits and licenses are in full force and effect and the Company is not in material violation of any thereof.

         Section 4.22. No Misrepresentation. The representations and warranties of the Company contained in this Agreement, any schedule, annex or exhibit hereto and any agreement, instrument or certificate furnished by the Company to the Investors pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                           COVENANTS OF THE INVESTORS

         Each Investor, severally and not jointly, covenants with the Company that:

         Section 5.1. Compliance with Law. The Investor's trading activities with respect to shares of the Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of the Principal Market on which the Company's Common Stock is listed.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

         Section 6.1. Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply in all material respects with the terms thereof.

         Section 6.2. Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, 200% of the shares of Common Stock required for the purpose of enabling the Company to issue the Conversion Shares and the Warrant Shares pursuant to any conversion of the Convertible Debentures or exercise of the Warrants (the "Trigger Amount"). The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered pursuant to any conversion of the Convertible Debentures or exercise of the Warrants and the number of shares so reserved shall be increased or decreased to reflect potential increases or decreases in the Common Stock that the Company may thereafter be obligated to issue by reason of adjustments to the Warrants. In the event that the number of shares of Common Stock so reserved is less than the Trigger Number, than the Company shall have 90 days from such date to increase the number of shares reserved above the Trigger Amount. The Company shall, subject to shareholder approval, amend its articles of incorporation within 45 days of the Closing Date to increase the authorized number of shares of common stock of the Company to be no less than 50,000,000 shares.

         Section 6.3. Listing of Common Stock. Until the earliest to occur of:
(i) the date of the liquidation or dissolution of the Company or the effective date of a merger where the Company is not the surviving company; (ii) the date the Investors no longer hold any Securities; or (iv) the third (3rd) anniversary of the date hereof, the Company hereby agrees to use all commercially reasonable means to maintain the listing of the Common Stock on a Principal Market, and as soon as reasonably practicable following the Closing, to take all commercially reasonable action to cause the Conversion Shares and the Warrants Shares to be listed on the Principal Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the Conversion Shares and the Warrant Shares, and will take such other action as is necessary or desirable in the opinion of the Investors to cause the Conversion Shares and the Warrants to be listed on such other Principal Market as promptly as possible. The Company will take all action to continue the listing and trading of its

Common Stock on a Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market and shall provide Investors with copies of any correspondence to or from such Principal Market which questions or threatens delisting of the Common Stock, within three (3) Trading Days of the Company's receipt thereof, until the Investors have disposed of all of their Registrable Securities.

         Section 6.4. Exchange Act Registration. Until the earliest to occur of:
(i) the date of the liquidation or dissolution of the Company or the effective date of a merger where the Company is not the surviving company; (ii) the date the Investors no longer hold any Securities; or (iii) the third (3rd) anniversary of the date hereof, the Company will cause its Common Stock to continue to be registered under Section 12(b) or (g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or tile any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act until the Investors have disposed of all of their Registrable Securities.

         Section 6.5. Legends. The certificates evidencing the Securities shall be free of legends, except as set forth in Article IX. If the Transfer Agent requires an opinion of counsel from the Company's counsel pursuant to the Instructions to Transfer Agent attached hereto to issue new certificates free of a legend to an Investor and Company's counsel fails to deliver such opinion within five (5) days from such a request, then the Company will pay such Investor (pro rated on a daily basis), as liquidated damages for such failure and not as a penalty, ten percent (10%) of the market value of Common Stock which would be issuable upon conversion of such Investor's Convertible Debenture upon on any date of determination for each week until such opinion is provided, notwithstanding the fact that the Company has instructed the Transfer Agent to accept such an opinion from such Investor's counsel.

         Section 6.6. Corporate Existence; Conflicting Agreements. Until the earlier of (i) the date the Investors no longer hold any of the Convertible Debentures or (ii) the effective date of a merger where the Company is not the surviving company the Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

         Section 6.7. Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument or by operation of law the obligation to deliver to the Investors such shares of stock and/or securities as the Investors are entitled to receive pursuant to this Agreement and the Convertible Debentures for so long as there are Convertible Debentures outstanding.

         Section 6.8. Issuance of Convertible Debentures and Warrant Shares. The sale of the Convertible Debentures and the Warrants and the issuance of the Warrant Shares pursuant to exercise of the Warrants and issuance of the Conversion Shares upon conversion of the

Convertible Debentures shall be made in accordance with the provisions and requirements of Section 4(2), 4(6) or Regulation D and any Applicable State Securities Laws. The Company shall make any necessary SEC and "blue sky" filings as may be required to be made by the Company in connection with the sale of the Securities to the Investors as required by all applicable laws, and shall provide a copy thereof to the Investors promptly after such filing.

         Section 6.9. Limitation on Future Financing. For so long as the Convertible Debentures remain outstanding, the Company agrees that it will not enter into any sale of its Capital Shares for cash at a discount to Conversion Price or a variable rate transaction (a "Subsequent Placement") until one hundred eighty (180) days after the effective date of the Registration Statement except for any sales (i) pursuant to any presently existing employee benefit plan which plan has been approved by the Company's stockholders, (ii) pursuant to any compensatory plan for a full-time employee, director, officer or key consultant, or (iii) except for any: (a) sales pursuant to any options and warrants issued by the Company and outstanding as of the date hereof, (b) issuances for compensatory purposes for a full time employee or key consultant,
(c) currently anticipated capital raising transactions, including a $15 million financing of equity securities with an investor approved by the Purchasers, whereby the Company sells shares of its Common Stock at a per share selling price greater than the Conversion Price per share (and without any reset provisions), or (d) with the prior approval of a majority in interest of the Investors in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money. In the event the Company enters into a sale of its securities at a discount to Market Price or a variable rate transaction pursuant to this Section 6.9, (A) the Company shall deliver to the Investors a written notice (the "Subsequent Placement Notice") of its intention to effect such Subsequent Placement, which Subsequent Placement Notice shall describe in reasonable detail the proposed terms of such Subsequent Placement, the amount of proceeds intended to be raised thereunder, the persons and/or entities with whom such Subsequent Placement shall be effected, and attached to which shall be a term sheet or similar document relating thereto and (B) the Investors shall not have notified the Company by 6: 30 p. m. (New York City time) on the third (3rd) Trading Day after their receipt of the Subsequent Placement Notice of their willingness to provide (or to cause their sole designee to provide), subject to completion of mutually acceptable documentation, financing to the Company on conversion, reset and pricing terms (including original issue discount, if any) and substantially on such other terms as set forth in the Subsequent Placement Notice. If the Investors shall fail to notify the Company of their intention to enter into such negotiations within such time period, the Company may effect the Subsequent Placement substantially upon the terms and to the persons and/or entities (or Affiliates of such persons and/or entities) set forth in the Subsequent Placement Notice and the Investors shall not have any further rights with regard to the sale, conversion or exercise of the Company's securities pursuant to the Subsequent Placement; provided, however, that the Company shall provide the Investors with a second Subsequent Placement Notice, and the Investors shall again have the right of first refusal set forth above in this Section, if the Subsequent Placement subject to the initial subsequent Placement Notice shall not have been consummated for any reason on conversion, reset and pricing terms (including original issue discount, if any) and substantially on such other terms set forth in such Subsequent Placement Notice within sixty (60) Trading Days after the date of the initial Subsequent Placement Notice with the persons and/or entities (or an Affiliate of such persons and/or entities) identified in the Subsequent Placement Notice. In addition, each Investor may elect to exchange its Convertible Debentures for the securities to be issued in the Subsequent Placement, valued at the Purchase Price originally paid by the Investor for the Convertible Debentures plus the interest accrued thereon, on the same terms as the other investors in such Subsequent Placement. The Investor shall notify the Company by 6:30 p.m. (New York City time) on the third (3rd) Trading Day after their receipt of the Subsequent Placement Notice of their exercise of exchange, subject to completion of mutually acceptable documentation, financing to the Company on conversion, reset and pricing terms (including original issue discount, if any) and substantially on such other terms as set forth in the Subsequent Placement Notice.

Section 6.10. Pro-Rata Redemption. The Company agrees that if it shall redeem any of the Convertible Debenture, that it shall offer such redemption pro-rata among all Investors in proportion their respective initial purchases of such securities pursuant to this Agreement.

                                  ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

         Section 7.1. Survival. The representations, warranties and covenants made by each of the Company and each Investor in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date, unless such party had actual knowledge of such breach or violation prior to the Closing Date.

         Section 7.2. Indemnity. (a) The Company hereby agrees to indemnify and hold harmless the Investors, their respective Affiliates and their respective officers, directors, partners and members (collectively, the "Investor Indemnitees"), from and against any and all Damages, and agrees to reimburse the Investor Indemnitees for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Investor Indemnitees and to the extent arising out of or in connection with:

                  (i) any misrepresentation or breach of any of the Company's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

                  (ii) any failure by the Company to perform in any material respect any of its material covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

                  (iii) any action instituted against the Investors, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of an Investor, with respect to any of the transactions contemplated by this Agreement.

         (b) Each Investor, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees"), from and against any and all Damages, and agrees to reimburse the Company Indemnitees for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with any misrepresentation, omission of fact, or breach of any of the Investor's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Investor pursuant to this Agreement. or any failure by the Investor to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Investor pursuant to this Agreement

         Section 7.3. Prompt Notice. after receipt by either party hereto seeking indemnification pursuant to Section 7.2 (an "Indemnified Party") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the party from whom indemnification pursuant to Section 7.2 is being sought (the "Indemnifying Party") of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by such omission or delay. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

         Section 7.4. Direct Claims. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party. If the Indemnified Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the Indemnifying Party or by binding arbitration conducted in accordance with the procedures and rules of the American Arbitration Association as set forth in Article X. Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

                                  ARTICLE VIII

                              DUE DILIGENCE REVIEW

         Section 8.1. Due Diligence Review. Subject to Section 8.2, the Company shall make available for inspection and review by the Investors, advisors to and representatives of the Investors (who may or may not be affiliated with the Investors and who are reasonably acceptable to the Company), any underwriter participating in any disposition of the Registrable Securities on behalf of the Investors pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, Nasdaq or other filing, all SEC Documents and other proposed filings with the SEC, and all other publicly available corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such publicly available information reasonably requested by the Investors or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investors and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

         Section 8.2. Non-Disclosure of Non-Public Information.

The Company shall not disclose material non-public information to the Investors, advisors to or representatives of the Investors unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. Other than disclosure of any comment letters received from the SEC staff with respect to the Registration Statement, the Company may, as a condition to disclosing any non-public information hereunder, require the Investors' advisors and representatives to enter into a confidentiality agreement in form and content reasonably satisfactory to the Company and the Investors.

         (a) Nothing herein shall require the Company to disclose material non-public information to the Investors or their advisors or representatives, and the Company represents that it does not disseminate material non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, promptly notify the advisors and representatives of the Investors and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting material non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 8.2 shall be construed to mean that such persons or entities other than the Investors (without the written consent of the Investors prior to disclosure of such information as set forth in Section 8.2(a)) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IX

                      LEGENDS; TRANSFER AGENT INSTRUCTIONS

         Section 9.1. Legends. Unless otherwise provided below, each certificate representing the Securities will bear the following legend or equivalent (the "Legend"):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM SUCH REGISTRATION, INCLUDING AS PROVIDED BY REGULATION S.

         Section 9.2. Transfer Agent Instructions. Upon the execution and delivery hereof, the Company is issuing to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock upon the Company's appointment of any such substitute or replacement transfer agent) instructions substantially in the form of Exhibit E hereto. Such instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be.

         Section 9.3. No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 9.1 has been or shall be placed on the share certificates representing the Registrable Securities and no instructions or "stop transfer orders, " "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in the Instructions to Transfer Agent attached hereto as Exhibit E.

         Section 9.4. Investors' Compliance. Nothing in this Article shall affect in any way each Investor's obligations to comply with all applicable securities laws upon resale of the Common Stock.

                                   ARTICLE X

                           ENFORCEMENT; CHOICE OF LAW

Section 10.1.     Specific Enforcement; Consent to Jurisdiction.

         The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Registration Rights Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the Registration Rights Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

         Each of the Company and the Purchasers (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the Registration Rights Agreement and
(ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Any suit, action or proceeding arising out of or relating to this Agreement or the Registration Rights Agreement brought by either the Company or the Purchasers shall be brought in the jurisdiction of the United States District Court sitting in the Southern District of New York. Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 9.2 shall affect or limit any right to serve process in any other manner permitted by law.

                                   ARTICLE XI

                                   ASSIGNMENT

Section 11.1. Assignment. Neither this Agreement nor any rights of the Investors or the Company hereunder may be assigned by either party to any other person. Notwithstanding the foregoing, (a) the provisions of this Agreement shall inure to the benefit of, and be enforceable by, any permitted transferee of any of the Convertible Debentures or Warrants purchased or acquired by any Investor hereunder with respect to the Convertible Debentures or Warrants held by such person, and (b) upon the prior written consent of the Company, which consent shall not unreasonably be withheld or delayed, each Investor's interest in this Agreement may be assigned at any time, in whole or in part, to any other person or entity (including any Affiliate of the Investor) who agrees to make the representations and warranties contained in Article III and who agrees to be bound by the terms of this Agreement.

                                   ARTICLE XII

                                     NOTICES

Section 12.1. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) hand delivered, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid,
(iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received)or (b) on the first business day following the date of sending by reputable courier service, fully prepaid, addressed to such address, or (c) upon actual receipt of such mailing, if mailed. The addresses for such communications shall be:

If to the Company:                    Detour Magazine, Inc.
                                      7060 Hollywood Boulevard, Suite 1150
                                      Los Angeles, California 90028
                                      Attention: Mr. Edward T. Stein
                                      Telephone: (631) 423-9300
                                      Facsimile: (631) 423-9394

with a copy to (shall not constitute  Christopher S. Auguste, Esq.
notice):                              Parker Chapin LLP
                                      The Chrysler Building
                                      405 Lexington Avenue
                                      New York, New York 10174
                                      Telephone: (212) 704-6230

                                      Facsimile: (212) 704-6288

 if to the Investors:                 As set forth on the signature pages hereto


Either party hereto may from time to time change its address or facsimile number for notices under this Section 12.1 by giving written notice of such changed address or facsimile number to the other party hereto as provided in this
Section 12.1.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 13.1. Counterparts/Facsimile/Amendments. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by all parties.

         Section 13.2. Entire Agreement. This Agreement, the agreements attached as Exhibits hereto, which include, but are not limited to the Convertible Debentures, the Warrants, the Escrow Agreement, and the Registration Rights Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

         Section 13.3. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

         Section 13.4. Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         Section 13.5. Number and Gender. There may be one or more Investors parties to this Agreement, which Investors may be natural persons or entities. All references to plural Investors shall apply equally to a single Investor if there is only one Investor, and all references to an Investor as "it" shall apply equally to a natural person.

         Section 13.6. Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investors and the Company shall be required to employ any other reporting entity.

         Section 13.7. Replacement of Certificates. Upon (i) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing the Convertible Debentures or any Conversion Shares or Warrants or any Warrant Shares and (ii) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form to the Company (which shall not include the posting of any bond) or (iii) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate of like tenor.

         Section 13.8. Fees and Expenses. Each of the Company and the Investors agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company shall pay the fees, expenses and disbursements of Parker Chapin LLP, counsel to the Investors, in an amount equal to $15,000, all as set forth in the Escrow Agreement.

         Section 13.9. Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except for Union Atlantic, L.C., whose fee shall be paid by the Company. The Company on the one hand, and the Investors, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or tinder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

         Section 13.10. Publicity. The Company agrees that it will not issue any press release or other public announcement, except as required by law, of the transactions contemplated by this Agreement without the prior consent of the Investors, which shall not be unreasonably withheld nor delayed by more than two
(2) Trading Days from their receipt of such proposed release. No release shall name the Investors without their express consent, except as required by applicable federal or state law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as this 28th day of December, 2000.

                                       DETOUR MAGAZINE, INC.

                                       By: /s/ Edward T. Stein
                                          --------------------------------------
                                          Edward T. Stein, Chairman of the Board



                                       INVESTORS:


                                       AMRO INTERNATIONAL, S.A.

                                       By: /s/ H.U. Bachofen
                                          --------------------------------------
                                          Name: H.U. Bachofen
                                          Title: Director


                                       MARKHAM HOLDINGS LTD.

                                       By: /s/ Authorized Signatory
                                          --------------------------------------
                                          Name: Authorized Signatory
                                          Title: Authorized Signatory


                                       ESQUIRE TRADE & FINANCE INC.

                                       By: /s/ Roland Winiger
                                          --------------------------------------
                                          Name:  Roland Winiger
                                          Title: Authorized Signatory


                                       CELESTE TRUST REG

                                       By: /s/ Thomas Hackl
                                          --------------------------------------
                                          Name:  Thomas Hackl
                                          Title: Authorized Signatory

                                       SOLOMON EISENBERG

                                       By: /s/ Solomon Eisenberg
                                         ---------------------------------------
                                         Solomon Eisenberg, Authorized Signatory

                               DISCLOSURE SCHEDULE

Schedule 4.3 - Capitalization.
------------   ---------------

1) Various Unit Purchase Agreements, Stock Purchase Agreements, or other agreements grant registration rights or anti-dilution rights with Common Stock, options or warrants issued as follows:

Jan. 19, 1997 -Private Placement                                       2,350,000 shares of Common Stock

Dec. 10, 1999 -Trilogy Capital, Inc.                                   800,000 warrants
                  -Lexington Ventures Inc.                             800,000 warrants

Jan. 26,2000 -Larry Gordon                                             30,000 warrants
                 Gerald Edelstein                                      5,000 warrants
                 Richard Goldstein                                     5,000 warrants
                 Michael Krupin                                        10,000 warrants
                 Narj Sagubir                                          5,000 warrants
                 Robert Finkelstein                                    5,000 warrants
                 Susan Emadi                                           10,000 warrants
                 Harold Cohen                                          5,000 warrants
                 Michael Berk                                          5,000 warrants
                 Burns Hoffman                                         20,000 warrants

February 4, 2000-Koyah Partners, Ltd.                                  37,500 warrants
                      Koyah Leverage Partners, Ltd                     112,500 warrants

February 10, 2000-Troop Steuber et al                                  15,000 warrants
                      -Albert & Niliana Nassar                         75,000 shares of Common Stock
                      -Guillermo Rego                                  75,000 shares of Common Stock

February 14, 2000-Larry Gordon                                         10,000 warrants

March 7, 2000-NC Capital Markets, Inc.                                 150,000 shares of Common Stock

March 12, 2000-Karel Dirka                                             50,000 warrants

March 14, 2000-Summit Securities, Inc.                                 600,000 shares of Common Stock
                   -Western United Life Assurance      Co.             600,000 shares of Common Stock
                   -Koyah Partners, L.P.                               360,000 shares of Common Stock
                   -Koyah Leverage Partners, L.P.                      690,000 shares of Common Stock
                   -Koyah Leverage Partners, L.P.                      750,000 shares of Common Stock

March 29, 2000-Lotus Pictures, Inc.                                    50,000 warrants

March 2000 - Elliot, Lane & Associates                                 75,000 warrants

April 3, 2000-Ace Investors, LLC                                       40,000 warrants

April 18, 2000-Das Werk, AG                                            1,000,000 shares of Common Stock

April 20, 2000-McPherson Consulting Group                              1,250 warrants

May 7, 2000 -NC Capital Markets Inc.                                   50,000 shares of Common Stock

June 2000-Capitalink, L.C.                                             437,500 shares of Common Stock (from the exercise
                                                                       of 500,000 warrants)

Schedule 4.8 - No Conflicts.
               ------------

1) A provision in the Loan Agreement between IBF Special Purpose Corporation
("IBF") and the Company limits the Company's ability to "incur, create or assume any indebtedness...," and the Company does not intend to seek a waiver from IBF.

2) The Company's financials have been restated pursuant to an SEC enforcement action and the SEC has had no further contact with the Company.

Schedule 4.9 - No Material Adverse Change.
               --------------------------

1) $200,000 loan from Sigmapath Corporation due on March 8, 2000 in default for $100,000 and the Company is currently negotiating an extension thereon.

2) The Company is in default of its Loan Agreement with IBF Special Purpose
Corporation dated August 1998.

Schedule 4.11 - No Integrated Offering.  See Schedule 4.3 above for other recent issuances.
                ----------------------

Schedule 4.12 - Litigation.
                -----------

         A complaint, for damages allegedly due to breach of contract, fraud and common counts in excess of $132,009.25, was filed by Graphic Depot, Inc., a California corporation against the Company, Edward T. Stein, Barry H. Ross,
James Turner, Louis Barajas, and Does 1 to 20, in the Los Angeles Superior
Court, Case No. VC 029730. The Company has settled this claim for $85,000 under which payment will be due on or around June 21,2000.

         See also Schedule 4.8 - for discussion of SEC enforcement action.

Schedule 4.15 - Tax Matters.
                -----------

         The Company has not filed 1997 and 1998 annual tax returns, but does not expect a Material Adverse Effect as a result of the late filing thereof.

Schedule 4.17 - Property.
                ---------

         The Promissory Note executed by the Company in favor of SigmaPath Corp.
which is in default grants a security interest in "all source codes, URL, ASP files, service marks, trademarks and copyrights in respect of and relating to the Maker's online Web site, idetour. com". See Section 4.9 for discussion of default on the Promissory Note.


                                JCM CAPITAL CORP.

                              25 MELVILLE PARK ROAD

                            MELVILLE, NEW YORK 11747

                                 (631) 753-1000

June 14, 2000



Mr. Edward T. Stein, Chairman
DETOUR
7060 Hollywood Boulevard -Suite 1150
Los Angeles, CA 90028

RE: DEMAND NOTE TO DETOUR $932,313 DATED 1995

Dear Mr. Stein:

As per our conversation, please be advised that JCM Capital will extend its note for twelve (12) months from the date of this letter as part of a $300,000 pay down from Detour.

Sincerely,


Stanley Newman